AU Project Number:
(as applicable)

AUBURN UNIVERSITY
FIXED PRICE RESEARCH AGREEMENT

This Agreement is made between Verde Renewables Inc, a wholly owned subsidiary of Verde Resources Inc ("**Sponsor**"), located at 2 Cityplace Dr., Suite 200, St. Louis, MO 63141 and Auburn University ("**Auburn**"), located at the Office of Sponsored Programs, 540 Devall Drive, Suite 200, Auburn University, AL 36832.

The Sponsor desires to provide financial support for a research project ("**Project**"), which is of mutual interest to Auburn and to Sponsor. The Project will further the instructional, research and public service missions of Auburn in a manner consistent with its status as a non-profit, tax exempt, educational institution and may derive benefits for both Sponsor and Auburn. The details of the Project are attached as Appendix A and incorporated by reference.

1. **PROJECT TITLE**
Structural Capacity of a Sustainable Asphalt Pavement Treated with Enzymes and Biochar
Scope of Work incorporated as Appendix A

2. **PERSONNEL AND FACILITIES**
Auburn has the personnel and facilities necessary to complete the Project. Auburn will undertake the Project through its Department of: Engineering - NCAT
Auburn's Principal Investigator for the Project is:
Nam Tran

3. **AGREEMENT TERM**
This Agreement begins on 06/24/24 and ends on 09/30/27 ("**Term**").

4. **FINANCIAL SUPPORT**
For support of this Project, Sponsor agrees to provide the sum of $750,000 U.S. Dollars under the payment terms indicated in Appendix A.

Sponsor's Financial POC Name: Eric Bava
Address: 2 Cityplace Drive, Suite 200, St.
Email eric@verderesources.com
Phone number 312-590-9617

5. **PAYMENT**
Make checks payable to Auburn University and mail to Director, Contracts and Grants Accounting, 208 M. White Smith Hall, Auburn University, Alabama 36849-5110.

6. **TECHNICAL REPORTS**
Auburn agrees to furnish through the Principal Investigator to the Sponsor: (i) technical reports and other research deliverables, as outlined in Appendix A, and (ii) a final report. All reports and research deliverables are the property of the Sponsor, provided however that any deliverables protected under patent or registered under copyright laws are subject to Article 8 (Intellectual Property). Auburn reserves the right to use such reports and deliverables for research and educational purposes subject to the confidentiality provisions of Article 9 (Confidential Information).

7. **PUBLICATION RIGHTS**
The parties agree that Auburn may publish the results of the Project in its own form. Such publications will include credit to the Sponsor for its support of the Project.

At Sponsor's request, Auburn will provide a copy of any proposed publication sixty (60) days in advance of submission to review for confidential information and language, which would affect any potential patent filings. Sponsor's review will be completed and any objections made within this period. Fair consideration shall be given to Sponsor's comments.

8. **INTELLECTUAL PROPERTY**
The parties agree that during the period of this Agreement and as a result of the Project certain intellectual property may be developed. Such intellectual property shall include, but not be limited to, patentable and un-patentable inventions, discoveries, technologies, enhancements, copyrights and copyrightable material, trademarks, trade secrets, data and results, and tangible research property, including but not limited to biological materials, cell lines, and monoclonal and polyclonal antibodies ("**Intellectual Property**"). In that event the following applies: All rights and title to Intellectual Property developed solely by Auburn employees under this Agreement shall belong to Auburn. All rights and title to Intellectual Property developed solely by Sponsor employees under this Agreement shall belong to Sponsor.
All rights and title to Intellectual Property developed jointly by one or more Auburn employees and one or more Sponsor employees under this Agreement shall be jointly owned. It is understood by the parties that jointly developed Intellectual Property as contemplated in this Agreement includes any and all such Intellectual Property for which creation, conception and/or reduction to practice have been accomplished by joint efforts of employees of both Sponsor and Auburn in the course of performance under this Agreement.
To the extent not prohibited by other obligations, Auburn hereby grants Sponsor an option to negotiate an exclusive or non-exclusive, worldwide, royalty-bearing license for a specific field(s) of use under Auburn's Intellectual Property rights arising from this Project which were made solely by Auburn or jointly by Auburn and Sponsor. Sponsor's option shall extend for a period not to exceed six (6) months after the expiration or termination of this Agreement. Patent preparation, filing, and prosecution during the option period, if any, shall be at Sponsor's expense. If Sponsor wishes to exercise its option hereunder, it shall so notify Auburn within the option period, and both parties shall negotiate in good faith the terms of the license within sixty (60) days following Sponsor's exercise of its option, such period to be extended upon mutual written agreement of the parties. If Auburn and Sponsor cannot agree upon the terms of the license within ninety (90) days thereafter, Auburn shall be free to license the Intellectual Property to any third party without further obligation to Sponsor.
Auburn grants Sponsor an irrevocable, royalty-free, non-transferable, non-exclusive license to use, display, distribute, and perform all copyrights and copyrightable material, including software, first produced or composed in the performance of this research for Sponsor's non-commercial purposes.

9. **CONFIDENTIAL INFORMATION**
Should it be necessary for either party to receive the other's confidential Information, the disclosing party agrees to disclose such information in writing and marked "confidential", or if given orally, reduced to writing and clearly marked as confidential

within 30 days of the oral disclosure. The receiving party agrees to safeguard the disclosing party's confidential material to the same extent it safeguards its own for a period of three (3) years from the end date or termination of this Agreement. Confidential Information does not include (a) information which is now or hereafter becomes a part of the public domain; (b) information known to the receiving party before disclosure to it by the disclosing party hereunder as evidenced by its records; (c) information given to the receiving party by a third party having a right to disclose the same; or (d) information which the receiving party is compelled to disclose by judicial or administrative process, or by other mandatory requirements of law.

Each party will retain all Project Intellectual Property disclosures submitted in confidence and will not disclosure them to third parties. Either party will be relieved of this obligation only when this information becomes publicly available through no fault of the other party.

10. DISCLAIMER OF WARRANTY

THE SPONSOR WILL RECEIVE RESEARCH PROJECT RESULTS, REPORTS, DATA, AND DELIVERABLES "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AUBURN IS NOT LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL OR OTHER DAMAGES SUFFERED BY SPONSOR AS A RESULT OF SPONSOR'S USE OF PROJECT RESULTS, REPORTS, DATA, OR DELIVERABLES.

11. PUBLICITY

The parties will not use the name of the other or the other's Project staff in any publicity, advertising, or news release without prior consent of the other. Sponsor will not state or imply that Auburn endorses any Sponsor product or process. Auburn shall be free to announce receipt of funding in routine campus announcements.

12. COMPLETION

Auburn will complete the Project on time and in accordance with Appendix A. However, Sponsor acknowledges that research, by its nature is uncertain and understands there is no guarantee of certain results. Auburn agrees to perform the work with the highest professional standards, quality and within the Term. Auburn is under no obligation to spend more on the Project than the funds provided by the Sponsor for the Project.

13. Breach and Termination

This Agreement may be terminated by either party for a breach of any of the terms herein. Upon written notification, the breaching party shall have 30 days to cure such breach. If such breach is not cured, the non-breaching party may deliver a Notice of Termination to the breaching party terminating the Agreement. For a breach of non-payment of support by Sponsor, Auburn is under no obligation to continue work on the Project. During such non-payment period and/or a termination of this Agreement for a non-payment breach, Auburn is under no obligation to conform to any of the Agreement terms herein, except Section 9 (Confidential Information) and Section 11 (Publicity).

Either party may terminate performance of the Project in whole or in part for any reason. The terminating party shall deliver a Notice of Termination specifying the basis of the termination, extent of termination and effective date. Auburn will be paid for all services delivered and all non-cancelable commitments made prior to the date of termination. In the event that only a portion of the Project is terminated, Auburn shall work diligently to continue all other efforts that remain active.

14. EQUIPMENT

Auburn retains title to the equipment purchased for this Project with funds provided by Sponsor.

15. GENERAL

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. If Sponsor issues a purchase order to initiate the Project, the terms of this Agreement supersede in their entirety the Terms of the purchase order. No modification to the terms of this Agreement shall be valid unless made in writing and signed by authorized representatives of the parties. Notwithstanding the foregoing, No-Cost Extensions may be effectuated unilaterally by the written approval of Sponsor. This Agreement is governed according to and under the jurisdiction of the laws of the State of Alabama.

AUBURN UNIVERSITY

By: Darren May, Assc. Dir. for Steven Taylor, Sr. VPRED — Digitally signed by Darren May, Assc. Dir. for Steven Taylor, Sr. VPRED Date: 2024.06.27 11:42:36 -05'00'

Name: Steven Taylor

Title: SVP, Research & Economic Development

Date: 6/27/2024

Auburn EIN: 63-6000724

SPONSOR

By: [signature]

Name: Eric Bava

Title: Director

Date: 06/25/2024

Sponsor EIN: 87-2135909

Structural Capacity of a Sustainable Asphalt Pavement Treated with Enzymes and Biochar

1. Background

The NCAT Test Track was constructed through the shared interests and support of state Departments of Transportation (DOTs) committed to building and maintaining safe, sustainable, resilient, and cost-effective pavement infrastructure. The research operations on the Test Track began in the summer of 2000 with 46 200-foot test sections subjected to 10 million equivalent single axle loadings (ESALs) from heavy truck traffic through December 2002. Some of these sections were reconstructed in 2003, 2006, 2009, 2012, 2015, 2018, and 2021, each going through 10 million ESALs within a three-year research cycle.

In addition to the experiments on the NCAT Test Track, in 2015, NCAT formally partnered with the Minnesota Road Research Facility (MnROAD) to conduct nationally relevant research encompassing both mix performance testing and pavement preservation. The success of this collaboration has helped implement findings that reduce the life cycle cost of flexible pavements, facilitating the rapid deployment of sustainable technologies. This research partnership has proven to be a valuable investment for many state DOTs in the northern and southern United States, which collectively contribute resources to cover construction, operations, and research expenses in a cooperative manner.

1.1 Mississippi Department of Transportation Stabilized Foundation Pavement Section

In 2018, the Mississippi Department of Transportation (MDOT) sponsored Section S2 at the NCAT Test Track. This section includes expansive clay in the subgrade and marginal aggregate in the base, both of which are often found across the state of Mississippi (Figure 1) and are considered unsuitable for building roads. The materials were transported from Mississippi to be used at the Test Track. To improve the foundation support for upper asphalt layers, lime was used to treat the subgrade in place, while cement was used to stabilize the aggregate base before overlaying it with asphalt concrete (AC). The test section, which is 200 feet long, is fully instrumented to measure pavement responses. The pavement cross-section represents a typical buildup for high-traffic roadways in Mississippi and has been trafficked to provide data necessary for calibrating the mechanistic-empirical pavement design approach.

After two test cycles with approximately 20 million equivalent single axle loads (ESALs), the test section has not yet shown any significant distress or performance deterioration, except for some minor cracking between the wheel paths (West et al., 2024). Section S2 will be kept in place for traffic continuation during the 2024 research cycle to further assess its long-term performance until the end of its service life.

1.2 Building Sustainable Asphalt Pavements in the 2024 Test Track Research Cycle

In the summer of 2024, the Test Track will be rebuilt, marking the start of the ninth research cycle. This will provide opportunities to evaluate new pavement technologies for building sustainable asphalt pavements that DOTs across the country can implement.

One of these technologies uses enzymes from the joint venture of Verde Resources and Zym-Tec to treat expansive soils and stabilize marginal base materials. The use of enzymes can reduce or eliminate the need for hydrated lime to treat the subgrades or Portland cement to stabilize the aggregate bases. Since the processes for producing lime and cement are carbon-intensive,

reducing or eliminating their use in road building can help reduce greenhouse gas (GHG) emissions.

Moreover, biochar produced through biomass pyrolysis can be integrated into the enzyme-treated/stabilized pavement materials, acting as a carbon sink to further reduce GHG emissions in the road-building process.


LEGEND
NONEXISTENT
NONEXISTENT TO LIMITED
LIMITED TO MEDIUM
MEDIUM TO WIDESPREAD
VERY WIDESPREAD

Figure 1. Estimated Location of Expansive Soils (Witczak, 1972)

2. Objective

The objective of this study on the NCAT Test Track is to assist the Verde and Zym-Tec joint venture in commercializing the enzymes in the road-building industry in the United States and other countries by determining the performance characteristics of a sustainable asphalt pavement constructed with the use of enzymes and biochar.

1. **Assessment of Structural Capacity:** This aims to assess the pavement structural capacity of a pavement structure constructed using enzymes and biochar, specifically focusing on mitigating bottom-up fatigue cracking and structural rutting in the unbound pavement layers (i.e., subgrade and base). The enzyme material can stabilize the poor subgrade and marginal base materials to enhance pavement structural integrity, subsequently enabling more cost-efficient pavement thickness design.
2. **Field Performance Evaluation:** This aims to thoroughly evaluate pavement distresses that initiate from the lower layers and propagate to the pavement surface under heavy traffic conditions. If positive field performance results are observed, DOTs may consider approving the use of enzymes for treating poor subgrade and marginal base materials.

As part of this research, a structural experiment section will be constructed using enzymes and biochar for the 2024 Test Track research cycle. This section will be trafficked for field performance assessment. Its performance will be compared with that of Section S2, sponsored by MDOT, constructed in the summer of 2018, which used hydrated lime in the subgrade and Portland cement in the base. The cross-section of the control section included 9.25 inches of asphalt overlying 6 inches of cement-stabilized base and 5.5 inches of lime-treated subgrade atop

the Mississippi poor subgrade, as shown in Figure 2. The thickness of the Verde test section can be the same as that of the control section with the following three buildup options depending on the initial laboratory test results:

- Option 1 has three layers with enzymes, including 5.25 inches of CCPR in which enzymes are added to an existing cold central plant recycling (CCPR) mix design using emulsion, and no clays are added to this CCPR mixture, 6 inches of aggregate base stabilized with enzymes in which enzymes are used to reduce the cement content needed to stabilize this material, and 5.5 inches of poor subgrade treated with enzymes in which enzymes are used to replace all of the hydrated lime needed to treat this material. This is the highest risk buildup of the three options, especially with the short amount of time to test all the materials thoroughly. In case this section fails, it is difficult to separate the cause of failure. On the other hand, if the experiment is successful, it is challenging to discern the contribution of each material.
- Option 2 has two layers with enzymes, including 6 inches of enzyme-stabilized aggregate base and 5.5 inches of enzyme-treated subgrade. This buildup is the most comparable to the control section, and enzymes have been used in these applications. This is the lowest risk buildup of the three options.
- Option 3 has one layer of enzymes, including 11.5" inches of enzyme-treated subgrade. This option will highlight the cost benefits of using the in-situ poor subgrade without constructing a stabilized aggregate base before paving the asphalt layers. This buildup can provide a balance of risk and benefit for this experiment.

S2 - MS (Control)	Verde (Option 1)	Verde (Option 2)	Verde (Option 3)
AC, 9.25"	AC, 4"	AC, 9.25"	AC, 9.25"
	Enzyme-added CCPR, 5.25"		
Cement Treated MS Base, 6"	Enzyme Treated MS-like Base, 6"	Enzyme Treated MS-like Base, 6"	Enzyme Treated MS-like Subgrade, 11.5"
Lime Treated MS Subgrade, 5.5"	Enzyme Treated MS-like Subgrade, 5.5"	Enzyme Treated MS-like Subgrade, 5.5"	
MS Subgrade	MS-like Subgrade	MS-like Subgrade	MS-like Subgrade

Figure 2. Pavement Cross-Sections for Control and rTPO-modified Test Sections

Like the control section, the Verde test section will be instrumented with strain gauges, pressure plates, and temperature probes to continually monitor their structural condition and pavement responses throughout the experiment. Field performance data, such as rutting, cracking, smoothness, and texture, will be surveyed weekly. Additionally, laboratory testing will be conducted to complement the field experiment. The field evaluation results at the Test Track will be disseminated to state agencies at bi-annual NCAT-MnROAD partnership sponsor meetings, expediting the potential adoption of the use of enzymes and biochar to reduce the GHG emissions from the road-building process.

3. Experimental Plan

The proposed study includes six tasks. Figure 3 illustrates how the six tasks will be conducted in this study. The following subsections describe the proposed approach for each task.


Start
Task 1: Conduct initial lab testing of subgrade, base, CCPR with enzymes
Task 2: Install structural response measurement devices
Task 3: Construct test section
Task 4: Evaluate field performance and compare to control section
Task 5: Conduct lab testing of materials sampled during construction
Task 6: Final Report

Figure 3. Research Plan

3.1 Task 1: Conduct Laboratory Testing of Enzyme Treated Materials with and without Biochar

Task 1 involves the laboratory testing of subgrade, base, and CCPR materials with and without enzymes and biochar and the determination of mechanistic and mechanical properties of these materials in the laboratory. The task aims to determine the optimum dosage of enzymes and biochar, assess the moduli of the enzyme-treated materials with and without biochar, and conduct structural pavement analysis to predict the performance of the test section. Verde and Zym-Tec will provide expertise and a sample of the enzymes for this testing at the NCAT laboratory.

NCAT has contacted MDOT to locate the sources of materials that were hauled to construct Section S2 in 2018. These include the aggregate, RAP, and binder for the asphalt layers, base aggregate for the cement-treated base layer, and subgrade for the lime-treated subgrade layer. It is anticipated that the aggregate and RAP for the asphalt layers will come from the same sources. However, the asphalt binder, base aggregate, and subgrade will likely come from different sources, but NCAT is trying to find materials that are similar to those used to construct Section S2 in 2018.

Once these materials are identified, samples will be taken and sent to the NCAT laboratory for testing as follows:

- The subgrade and base aggregate will be tested for gradation, Atterberg's limits, modified Proctor's, and CBR. This information will be shared with Verde and Zym-Tec to determine the optimum dosage of the enzymes to be used to treat these materials. These materials will then be tested for CBR following the testing plan shown in Table 1. Based on the CBR results, one base material (treated with the enzymes with or without biochar) and one subgrade (treated with the enzymes with or without biochar) will be tested for resilient modulus.
- A CCPR mixture is being designed based on the RAP sampled from a C.W. Matthews asphalt plant in Georgia. After the mix design is completed, testing will be conducted with

the enzymes to determine the effect of using the enzymes in this mixture. Both CCPR mixtures with and without the enzymes will be tested for the dynamic modulus.

- The mix design for the AC layer will be verified and tested for rutting, cracking, and dynamic modulus, as they were conducted in 2018 to confirm that similar AC layers will be built for the Verde section.

Table 1. Testing Plan for Base and Subgrade Materials

<table>
<tr><th>Materials</th><th>Cement/Lime</th><th>Enzyme</th><th>Biochar</th><th>CBR</th></tr>
<tr><td rowspan="3">Base</td><td>w/o cement</td><td>w/o Enzyme</td><td>w/o biochar</td><td>x</td></tr>
<tr><td rowspan="2">w/ reduced cement</td><td rowspan="2">w/ Enzyme</td><td>w/o biochar</td><td>x</td></tr>
<tr><td>w/ biochar</td><td>x</td></tr>
<tr><td rowspan="3">Subgrade</td><td>w/o lime</td><td>w/o Enzyme</td><td>w/o biochar</td><td>x</td></tr>
<tr><td rowspan="2">w/o lime</td><td rowspan="2">w/ Enzyme</td><td>w/o biochar</td><td>x</td></tr>
<tr><td>w/ biochar</td><td>x</td></tr>
</table>

The resilient modulus data for the subgrade and base layers and the dynamic modulus data for the CCPR and AC layers will be used for structural pavement analysis to compare the predicted performance of the Verde test section versus the control section.

Upon the conclusion of Task 1, the project team will meet with the sponsor to review the testing and pavement analysis results to select which cross-section option (1, 2, or 3), shown in Figure 2, will be constructed at the Test Track.

3.2 Task 2: Install Structural Response Measurement Devices

Like the other sections in the AG Experiment, the Verde test section will be fully instrumented with twelve asphalt strain gauges, two pressure plates in case of Options 1 and 2 and two pressure plates for Option 3, and a temperature gauge array, as illustrated in Figure 4. The asphalt strain gauges will be centered in the outside wheelpath with appropriate spacing and orientation to capture wheel wander effects and strain in the longitudinal direction. The pressure plates will be placed at the asphalt/aggregate base and aggregate base/subgrade interface. Both pressure plates will be aligned in the center of the outside wheelpath, providing dynamic vertical pressure measurements under traffic. The temperature gauge array will feature four thermistors bundled together so that temperatures at the top, middle, and bottom of the asphalt layer can be monitored in addition to three inches into the aggregate base.



Figure 4. Strain Gauges, Pressure Plate, and Data Acquisition

The instrumentation will be connected to roadside data acquisition hardware to facilitate wireless data collection and transmission. The temperature data will be recorded once per minute throughout the two-year traffic cycle, from which hourly statistical summaries (maximum, minimum, average) will be tabulated. The asphalt strain gauges and pressure cells will be monitored once per week using high-speed data acquisition hardware that will sample each gauge at 1,000 samples/second. Each weekly data collection cycle will consist of at least three passes of each truck on the test section (at least 15 total truck events).

The data collected from the equipment and systems described above will provide valuable data sets that can be used for direct comparison to other structural cross-sections at the Test Track. The data will also be used to validate/calibrate mechanistic-empirical pavement models. This includes seasonal characterization of materials and material response under load and effects of potential pavement damage and aging over time.

3.3 Task 3: Construct Test Section

Test Track reconstruction will begin in the summer of 2024. Before any materials are placed on the Test Track, they will be tested to ensure they meet the desired characteristics using normal quality control testing procedures (i.e., gradation, classification, and other material properties). Testing in Task 3 will ensure that material properties meet the research expectations of the sponsor. The sponsor can provide a list of tests that should be conducted on the enzyme-treated materials to control the quality of the materials during the construction of the test section.

Each layer will be constructed in accordance with the thickness pavement design used in the control section with consideration based on the laboratory test results from Task 1. The thickness of the buildup is expected to vary slightly as with normal construction operations. The installation of this section will be part of the overall Test Track reconstruction effort, which will include the installation of other sections that are not directly related to this proposed study. Large quantities of materials will be sampled during construction to facilitate the laboratory testing described in Task 5.

3.4 Task 4: Evaluate Field Performance and Compare to Other Test Sections

When reconstruction activities have been completed, the Test Track fleet will be mobilized to apply 10 million ESALs to the surface of all experimental pavements in two years. High-speed stress and strain measurements will be made with the fleet operating to characterize the structural response of the various pavement buildups to truck traffic in support of Task 4. Trucking will be suspended each Monday to facilitate the collection of surface performance data, including rutting, cracking, roughness, texture, surface friction, and noise. Additionally, structural integrity will be measured routinely using a falling weight deflectometer (i.e., three times per month).

Pavement response and surface performance data for each section can then be directly compared as a function of the accumulation of load-induced damage. Findings will be used to validate the theoretical structural analyses previously conducted in Task 1. This will be possible by directly comparing the modeling predictions with measured responses.

In addition, the as-produced materials properties, environmental data, and loading data will be used to validate and calibrate both the Mechanistic-Empirical Pavement Design Guide (MEPDG, which does not provide pavement response as a direct output) and the PerRoad program (which does provide responses) for future implementation of this thinner full-depth modified asphalt pavement concept in MEPDG and perpetual pavement design methods.

3.5 Task 5: Evaluate Laboratory Performance of Plant-Produced Mix

In Task 5, the actual materials placed in the Verde test section will be subjected to a battery of laboratory performance tests. Table 2 shows a testing plan for the base and subgrade materials. In addition, dynamic modulus, cyclic fatigue, bending beam fatigue, IDEAL-CT, and Hamburgh wheel tracking tests will be conducted on the asphalt materials, as they were conducted for the asphalt materials in Section S2. The results will be used to conduct theoretical structural pavement analysis to compare against the measured structural pavement responses and to assist the field performance evaluation by comparing their predicted performance with that of Section S2.

Table 2. Testing Plan for Base and Subgrade Materials*

Materials	Cement/Lime	Enzyme	Biochar	CBR	M_R
Base	w/o cement	w/o Enzyme	w/o biochar	x	x
	w/ reduced cement	w/ Enzyme	w/o biochar	x	x
			w/ biochar	x	x
	with Cement	w/o Enzyme	w/o biochar	x	x
Subgrade	w/o cement	w/o Enzyme	w/o biochar	x	x
	w/ reduced cement	w/ Enzyme	w/o biochar	x	x
			w/ biochar	x	x
	with Cement	w/o Enzyme	w/o biochar	x	x

*This testing plan may change in case of Option 3.

3.6 Task 6: Final Report

A final report describing all tasks of this research project will be prepared upon the conclusion of this project. The final report will detail the testing, analyses, and findings of this study. The study will compare the Verde test section with the control section. The final report and other findings pertaining to this study will be first reviewed and approved by the sponsor before the information is published.

4. Schedule

Figure 5 shows a proposed timeline and milestones for the study. This study is anticipated to start on June 24, 2024, and finish on September 30, 2027. The first draft of the final report is expected to be available in the spring of 2027 after the completion of truck trafficking, but intermediate results will be shared with the sponsor and state agencies, if approved by the sponsor, as they become available during the project.

(Year)	2024				2025				2026				2027			
Tasks (Quarter)	**1**	**2**	**3**	**4**	**1**	**2**	**3**	**4**	**1**	**2**	**3**	**4**	**1**	**2**	**3**	**4**
1 Mix Design		■	■													
2 Instrumentation			■													
3 Section Construction			■													
4 Field Performance				■	■	■	■	■	■	■	■	■	■			
5 Lab Performance				■	■	■	■	■								
6 Final Report												■	■	■	■	
Milestones																
Track Reconstruction			■													
Truck Traffic Begins				■												
Truck Traffic Complete													■			
Test Section Forensics														■		
Track Conference														■		

Figure 5. Proposed Project Schedule

5. Research Team Staffing

Figure 6 shows the organizational structure proposed for this study. The research team assembled for this project brings significant experience in mix designs, laboratory testing, structural pavement response measurement, track construction and operations, and structural pavement analysis and design.


N. Moore
N. Tran, PI
D. Timm, Co-PI
B. Bowers, Co-PI
Tasks 1, 3, 5 & 6
Tran/Bowers/Hartzog
Lab Testing/Reporting
Tasks 1, 2, 3, 4, & 6
Moore/Nelson
Test Track
Tasks 2, 3, 4 & 6
Timm
Instrumentation, Data Collection, Data Processing

Figure 6. Project Organization Chart

6. Budget

The total budget for a fully instrumented structural test section is $250,000 per year for 3 years (a total of $750,000). This budget is comprehensive and includes the cost of construction, operations, testing, analysis, and reporting. The first payment of $100,000 will be made in June 2024, followed by quarterly payments of $50,000 from September 2024 to March 2025, and then quarterly pavements of $62,500 from June 2025 to September 2026, as shown in Table 2.

Table 2. Payment Schedule

Month-Year	Payment
Jun-24	$100,000
Sep-24	$50,000
Dec-24	$50,000
Mar-25	$50,000
Jun-25	$62,500
Sep-25	$62,500
Dec-25	$62,500
Mar-26	$62,500
Jun-26	$62,500
Jul-26	$62,500
Aug-26	$62,500
Sep-26	$62,500
Total	$750,000

References

Witczak, M. W. (1972). Design of full-depth asphalt airfield pavements. In *Presented at the Third International Conference on the Structural Design of Asphalt Pavements, Grosvenor House, Park Lane, London, England, Sept. 11-15, 1972.*